FOR IMMEDIATE RELEASE

INVESTOR CONTACT:                                          MEDIA CONTACT:
Kelly Beavers, VP of Business Development                 Bill Marino, Managing Partner
Exabyte Corporation                                                    Trippe-Marino, Inc. (PR)
303-417-7225                                                             303-988-5133
kjb@exabyte.com                                                        bmarino@trippemarino.com

EXABYTE REPORTS IMPROVED 1ST QUARTER RESULTS

Higher Gross Margins and Effective Cost Controls Reduce Loss

BOULDER, COLO. - May 18, 2004 - Exabyte Corporation (OTCBB: EXBT), a performance and value leader in tape backup, restore and archival systems, today announced its results for the first quarter ended March 31, 2004, which included revenue of $26.1 million and a net loss of $3.3 million. Revenue for the fourth quarter of 2003 and the first quarter of 2003 was $25.9 million and $22.6 million, respectively. The Company incurred a net loss of $5.6 million in the fourth quarter of 2003 and $19.6 million for the first quarter of 2003. Revenue for the first quarter of 2004 included a 54 percent increase versus the fourth quarter of 2003 in unit shipments of VXA-2 tape drives and approximately $1.5 million in revenue from the new VXA-2 PacketLoader automation product introduced mid-way though the quarter. As expected, revenue from legacy Mammoth products continued to decline during the first quarter.

Gross margin for the first quarter of 2004 increased to 23.3 percent versus 18.1 percent in the fourth quarter of 2003. The higher overall gross margin in the first quarter of 2004 was a result of lower product costs on VXA drive products, price increases on selected legacy drive and LTO automation products, lower service and warranty costs due to the completion of the transition of this function to the Company's outsourced third-party provider, and increased revenue from higher margin automation products. Fluctuations in the value of the U.S. dollar versus the Japanese yen continued to increase product costs, and decrease gross margins, during the first quarter. The Company has entered into a new agreement with a major supplier that provides for all product purchases subsequent to March 31, 2004 to be in U.S. dollars, which will reduce its exposure to future currency fluctuations. In addition, the Company incurred a non-cash loss of $603,000 in the quarter due to the re-measurement of liabilities payable in foreign currencies, including a note to a major supplier payable in yen at a fixed exchange rate.

"For the third consecutive quarter, we achieved substantial growth in sales of our VXA-2 product line, especially to our OEM customers," said Tom Ward, President and CEO of Exabyte. "We were very pleased by the strong sales of our new VXA-2 PacketLoader, introduced in February. The PacketLoader has become the most successful automation product ever launched by Exabyte, and I am confident that sales will continue to grow rapidly in the second quarter."

Loss from operations for the first quarter of 2004 totaled $2.1 million, compared to an operating loss of $4.0 million in the fourth quarter of 2003. Operating expenses in the first quarter of 2004 were consistent with the fourth quarter of 2003 and totaled 31.4 percent of revenue in the quarter versus 33.5 percent of revenue in the fourth quarter of 2003.

As of March 31, 2004, the Company had a working capital deficit of $10.2 million compared to a deficit of $6.6 million on January 3, 2004, the end of its most recent fiscal year. As previously reported, on May 3, 2004 the Company completed the sale of new Series AA preferred stock and warrants for gross proceeds of $25 million. The proceeds of the offering were used to repay the outstanding balance on the Company's bank line-of-credit, which totaled approximately $10 million on May 3, 2004, and will be used for general working capital purposes in the future. Accounts receivable increased to $18.6 million as of March 31, 2004, as compared to $14.8 million at January 3, 2004, due to increased revenue in the month of March 2004 and the timing of payments from significant customers, certain of which were received in the first week of April 2004.

The Company will hold a conference call to discuss first quarter results on Wednesday, May 19 at 2:00 p.m. (Mountain Daylight Time). Interested parties can join the call by dialing 1-800-299-9086 in the U.S. and 1-617-786-2903 internationally and entering the conference call ID, "54117931". The call will also be webcast and can be accessed at the Company web site after 5:00 p.m. on May 19.

About Exabyte Corporation

Exabyte Corporation (OTCBB: EXBT) provides innovative tape storage solutions to customers whose top buying criteria is value: capacity/price, speed, data reliability and ease-of-use. Exabyte, an industry innovator since 1987, is the recognized value-leader in tape storage and automation solutions for servers, workstations, LANs and SANs. With groundbreaking VXA Packet Technology, the most significant advancement in tape in the last decade, Exabyte's VXA-2 solutions provide SMB and departmental users dramatically higher capacity, speed and data reliability at competitive prices. Exabyte's drives and automation products are rugged, robust and reliable solutions for users of VXAtape™, LTO™ (Ultrium™) and MammothTape™. Exabyte has a worldwide network of OEMs, distributors and resellers that share the company's commitment to value and customer service, including partners such as IBM, HP, Fujitsu Siemens Computers, Apple Computer, Toshiba, Logitec, Acer, Kontron, Lynx, Bull, Tech Data, CDW, Ingram Micro and Arrow Electronics. For additional information, call 1-800-EXABYTE or visit www.exabyte.com. For investor relations inquiries, contact Kelly Beavers at investor@exabyte.com.

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The foregoing contains forward-looking statements related to the company's products and business prospects. Such statements are subject to one or more risks. The actual results that the company achieves may differ materially from such forward-looking statements due to risks and uncertainties related to customer dependence, competition, product development, market demand, management of business and product transitions and other such risks as noted in the Company's Form10-K and Forms 10-Q.

Exabyte, VXA and M2 are registered trademarks, and, MammothTape is a trademark of Exabyte Corp. All other trademarks are the property of their respective owners.